STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1997-2



                               TERMS AGREEMENT
                               ---------------



                                                      Dated: October 28, 1997





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of October 1, 1997 (the "Trust Agreement").

Re:  Underwriting Agreement  Standard Terms dated  as of April 16,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

Series Designation:  Series 1997-2.
------------------

Terms of the Series 1997-2 Certificates:  Structured Asset Securities
---------------------------------------
Corporation, Series 1997-2 Mortgage Pass-Through Certificates, Class 1-A, Class 2-A1, Class, 2-A2, Class 2-A3, Class, 2-A4, Class 2-AP, Class 2-AX, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of three pools of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A, Class 2-A1, Class, 2-A2, Class 2-A3, Class 2-A4, Class 2-AP, Class 2-AX and Class R Certificates (collectively, the "Senior Certificates") and the Class B1, Class B2 and Class B3 Certificates (together with the Senior Certificates, the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 33-99598.
----------------------

Certificate Ratings:  It is a condition of Closing that at the Closing Date
-------------------
the Senior Certificates, other than the Class 2-AP and Class 2-AX Certificates, be rated "AAA" by Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"); that the Class 2-AP and Class 2-AX Certificates be rated "AAA" by Fitch and "AAAr" by S&P; that the Class B1 Certificates be rated "AA" or higher by Fitch; that the Class B2 Certificates be rated "A" or higher by Fitch; and that the Class B3 Certificates be rated "BBB" or higher by Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to
-------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  October 1, 1997.
------------

Closing Date:  10:00 A.M., New York time, on or about October 30, 1997.  On
------------
the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.



                              LEHMAN BROTHERS INC.


                              By:
                                  -----------------------------------------
                                    Name: Martin Harding
                                    Title: Managing Director


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:
    -----------------------------------------------
      Name: Joe Kelly
      Title: Vice President





                                  Schedule 1
                                  ----------



                                     Initial
                                    Certificate            Certificate                Purchase
                                     Principal              Interest                   Price
Class                                Amount(1)                Rate                   Percentage

Class 1-A                               $23,553,000            (2)                            99.861%
Class 2-A1                               79,000,000           7.25%                           99.645
Class 2-A2                                7,325,000           7.25%                           98.550
Class 2-A3                                4,000,000           7.25%                           97.640
Class 2-A4                               13,000,000           7.25%                           99.630
Class 2-AP                                1,543,400            (2)                            54.308
Class 2-AX                                  (3)               8.00%                           22.703
Class B1                                 11,734,000            (2)                            99.368
Class B2                                  3,611,000            (2)                            98.041
Class B3                                  1,805,000            (2)                            96.637
Class R                                         100           7.25%                           98.735



________________________________
(1)  Approximate.
(2) Interest will accrue on the Class 1-A, Class 2-AP, Class B1, Class B2 and Class B3 Certificates at the applicable per annum rate described in the Prospectus Supplement.
(3) The Class 2-AX Certificates will have no Certificate Principal Amount and will be interest-only Certificates, as described in the Prospectus Supplement.